Exhibit 10.20

TERM CREDIT BUSINESS PROMISSORY NOTE

$80,000,000

Maturity Date: December 31, 2010	Date: March 25, 2005

For Value Received, the undersigned promises to pay on or before December 31, 2010 (the “Maturity Date”), to the order of First National Bank of Omaha, at its headquarters office located at 1620 Dodge Street, Omaha, NE 68197 (the “Bank”), or at such other place as the holder hereof may from time to time designate, the principal sum of Eighty Million Dollars ($80,000,000). The principal sum shall become due and payable in forty equal quarterly installments of $2,000,000 with the first such installment due on June 30, 2005 and subsequent installments due on the last day of the month of September, December, March and June thereafter, with the balance of the principal amount of this Term Credit Business Promissory Note (“Note”) due and payable on the Maturity Date. TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THAT CERTAIN TERM AND REVOLVING CREDIT AGREEMENT DATED AS OF DECEMBER 30, 2002, AS AMENDED AMONG THE UNDERSIGNED AND THE BANK ON DECEMBER 29, 2003, DECEMBER 30, 2004 AND MARCH 25, 2005 (as Amended, the “Credit Agreement”). Amounts available to be drawn under this Note shall be determined in accordance with the terms of the Credit Agreement.

The unpaid balance of this Note at any time shall be the total amount advanced, plus interest accrued thereon and costs, expenses, and fees chargeable hereunder, less the amount of payments made hereon by or for the undersigned, which balance may be indorsed hereon from time to time by the holder hereof.

Interest shall be charged on the unpaid principal balance of this Note to the date of maturity on a daily basis for the actual number of days any portion of the principal is outstanding, computed on the basis of a 360-day year, at the floating rate announced from time to time by the Bank as its “National Base Rate” minus one percent (1%) (the “Note Rate”). The National Bar Rate is set by the Bank, solely in its discretion, to reflect generally the rates charged by money center banks as their reference rates. Rates charged by the Bank may be at above or below the National Base Rate, as determined by the Bank as to each respective customer. Each change in the National Base Rate (or any component thereof) shall become effective, without notice to the undersigned (which notice is hereby expressly waived by the undersigned), on the effective date of each such change. Should Bank, during the term of this Note, abolish or abandon the practice of establishing a National Base Rate, then the National Base Rate used during the remaining term of this Note shall be that interest rate then the effect at Bank, which, from time to time, in the reasonable judgment of Bank, most effectively approximates the original definition of the “National Base Rate.” The undersigned acknowledges that Bank may, from time to time, extend credit to other persons at rates of interest varying from, and having no relationship to, the National Base Rate. A certificate signed by an officer of Bank shall be conclusive evidence of the National Base Rate at any given time.

Interest shall be computed on the basis of a 360—day year and shall be payable quarterly commencing with the 30th day of June, 2005, and on the last day of September, December, March and June thereafter, with all unpaid interest due on the Maturity Date.

The undersigned acknowledges that the undersigned has agreed to the rate of interest represented by (1) the Note Rate; (2) any compensating balance requirement of Bank; and (3) any additional charges, costs, and fees arising out of or related to the transaction of which this Note is a part, to the extent deemed to be interest under applicable law.

Upon default, all obligations under this Note (including principal, interest, costs, and fees) shall bear interest, until paid in full at the Note Rate plus a per annum rate equal to three and one half percent (3.5%).

Each and every payment due under this Note shall be made in lawful money of the United States and in immediately available funds, and when made shall be first applied to accrued costs, expenses, and fees, if any, then to interest due, and then to the reduction of the principal amount of this Note.

No provision of this Note or any other aspect of the transaction of which this Note is a part is intended to or shall require or permit the holder, directly or indirectly, to take, receive, contract for, or reserve, in money, goods, or things in action, or in any other way, any interest (including amounts deemed by law to be interest, such amounts to then be deemed to be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by applicable law in the state of Nebraska as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a court of competent jurisdiction to be provided for, the undersigned shall not be obligated to pay such excess but, if paid, then such excess shall be applied against the unpaid principal balance of this Note or, to the extent that the principal balance has been paid in full by reason of such application or otherwise, such excess shall be remitted to the undersigned.

The undersigned hereby agrees (1) to any and all extensions (including extensions beyond the original term hereof) and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of the undersigned to the holder hereof; (2) that any written modification, extension, or renewal hereof executed by the undersigned shall constitute a representation and warranty of the undersigned that the unpaid balance of principal, interest, and other sums owing hereunder at the time of such modification, renewal, or extension are owed without adjustment for any offset, counterclaim, or other defense of any kind by the undersigned against Bank; (3) that the acceptance by the holder hereof of any performance that does not comply strictly with the terms hereof shall be deemed to be neither a waiver or bar of any right of said holder, nor a release of any obligation of the undersigned to the holder hereof; (4) to offsets of any sums or property owed to the undersigned by the holder hereof at any time; (5) that the undersigned is and shall remain subject to the in personam, in rem, and subject matter jurisdiction of the courts of Nebraska (including the Federal District Court for the district of Nebraska for all purposes pertaining to this instrument and all documents and instruments executed in connection herewith, securing the same, or in any way pertaining hereto; (6) that no surety or guarantor hereof shall be required to be joined in any action brought to enforce this Note, and that the undersigned waives the right to require the joinder of the undersigned in any action to enforce the liability of a surety or guarantor hereof; (7) that this Note shall be governed by the laws of the state of Nebraska applicable to the holder hereof upon demand any and all costs, expenses, and fees (including reasonable attorney fees) incurred in enforcing or attempting to recover payment of the amounts due under this Note, including negotiating, documenting, and otherwise pursuing or consummating modifications, extensions, compositions, renewals, or other similar transactions pertaining to this Note, irrespective of the existence of an event of default, and including costs, expenses, and fees incurred before, after, or irrespective of whether suit is commenced, and in the event suit is brought to enforce payment hereof, such costs, expenses, and fees and all other issues in such suit shall be determined by a court sitting without a jury.

The undersigned authorizes Bank to furnish any information in its possession, however acquired, concerning the undersigned (or any affiliate) to any person or entity, for the purpose that Bank, in good faith and in its sole discretion, believes to be proper, including without limitation, the disclosure of information to an actual or prospective lender to the undersigned, any actual or prospective participant in a loan between the undersigned and Bank, any prospective purchaser of securities issued or to be issued by Bank, and, to the extent permitted by law, any governmental body or regulatory agency, or in connection with the actual or prospective transfer of all or a portion of this Note to another financial institution.

The undersigned represents and warrants that the indebtedness represented by this Note is for commercial purposes only.

COMMERCIAL FEDERAL CORPORATION

By:	/s/ David S. Fisher

Its:	EVP & CFO

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (“Amendment”) is made this 25th day of March, 2005, to the Loan Agreement dated as of December 30, 2002, as amended as of December 29, 2003 as amended again on December 30 2004, (as so amended, the “Loan Agreement”) by and between COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation (“Borrower”) and FIRST NATIONAL BANK OF OMAHA, a National Banking Association (“Bank”). The Loan Agreement, underlying Revolving Notes (as defined in the Loan Agreement) and related Security Documents (as defined in the Loan Agreement) are modified only to the extent necessary to give effect to the terms of this Third Amendment to Loan Agreement, and the remaining terms of said documents, not inconsistent herewith, are ratified by the parties.

In consideration of the mutual agreements, provisions and covenants herein contained and to further induce Bank to consider financial accommodations for the Borrower under the terms and provisions of the Loan Agreement, the parties hereby agree as follows:

1. The definition of Term Note Maturity Date in the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof: December 31, 2010.

2. The definition of Term Note in the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

That certain promissory note from the Borrower to the Bank in the principal amount of $80,000,000, dated as of the date hereof, evidencing the loan contemplated in Section 2.1 of this Agreement, substantially in the form set forth in Exhibit 2.2 hereto, and any promissory note or notes from the Borrower to the Bank in replacement, renewal or extension thereof.

3. The definition of Closing Date is deleted in its entirety and the following shall be substituted in lieu thereof: March 25, 2005.

4. Paragraph 2.2 of the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

2.2 Term Note. Amounts to be drawn under the Term Facility shall be in the amount of $80,000,000, subject to the terms and conditions specified in this Agreement. The proceeds hereof shall be used to facilitate a corporate restructuring. The Term Note shall bear interest on the outstanding principal loan amount thereof from and after the Closing Date to the date of repayment at the Note Rate; provided, however, that after an Event of Default has occurred, interest shall accrue on the entire outstanding balance of principal and interest at the Default Rate. The Note Rate shall fluctuate on a daily basis, and changes in the Note Rate shall be effective on the day and any change is announced by the Bank in its National Base Rate. Interest shall be calculated on the basis of actual days elapsed and a year of 360 days.

5. Paragraph 2.3 of the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

2.3 Payments. All obligations of the Borrower under the Term Note and this Agreement shall be payable in immediately available funds in lawful money of the United States of America at the principal office of the Bank in Omaha, Nebraska, or at such other address as may be designated in writing by the Bank. Interest on the unpaid balance of the Term Note shall be due on the last day of the months of June, September, December and March beginning June, 30, 2005. The principal amount of the Term Note shall be amortized over forty equal quarterly installments of $2,000,000, each with the first such installment due on June 30, 2005, and subsequent installments due on the last day of the months of September, December, March and June thereafter, with the balance of the principal amount of the Term Note due and payable on the Term Note Maturity Date. The total amount of all unpaid principal and accrued interest hereunder shall be due and payable December 31, 2010. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day. Interest shall continue to accrue on the full unpaid balance hereunder notwithstanding any permitted or unpermitted failure of the Borrower to make a scheduled payment or the fact that a scheduled payment falls on a day other than a Business Day. Any payment received after 3 p.m. Omaha time, will be deemed paid on the following Business Day.

6. Paragraph 2.7 of the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

2.7 Committee Fee. The Bank’s obligation to provide the credit facilities described in this Agreement is subject to the payment on or before the Closing Date of a Committee Fee in the amount of Two Hundred Thousand Dollars ($200,000.00).

7. Paragraph 7.1 of the Loan Agreement is deleted in its entirety and the following substituted in lieu thereof:

7.1 Total Risk-Based Capital. At all times during 2005, the Borrower shall cause Commercial Federal to maintain Total Risk-Based Capital in an amount not less than $745,000,000. On an aster January 1, 2006, the Borrower shall cause Commercial Federal to maintain total Risk Based Capital in an amount of not less than $765,000,000.

8. The Borrower has advised the Bank that Commercial Federal’s additional Indebtedness as limited by Paragraph 7.3 of the Loan Agreement has exceeded the limitation of Paragraph 7.3 and has requested the Bank to waive the covenant breach and increase the limitation of Indebtedness under Paragraph 7.3. Accordingly, Paragraph 7.3 is deleted in its entirety and the following shall be substituted in lieu thereof:

7.3 Additional Debt. From and after the Closing Date, without the prior written consent of the Bank, the Borrower will not create, incur, or suffer to exist any Indebtedness except Indebtedness incurred by the Borrower in the ordinary course of its business or any additional Indebtedness (including Indebtedness under capital leases) not in excess of ($71,084,000) on a consolidated basis and which at all times shall be subordinate to the Credit Documents.

9. Paragraph 7.4(b) of the Loan Agreement related to Fixed Charges is deleted in its entirety.

10. Paragraph 7.4(f) of the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

(f) On September 30, 2005, and on a quarterly basis thereafter, as determined in accordance with GAAP, Commercial Federal’s annual return on assets shall be no less than 0.4% per annum; provided, however, in calculating Commercial Federal’s return on assets as required herein for the quarters ending September 30, 2005 and December 31, 2005 only, Commercial Federal shall be entitled to add back into the calculation all restructuring charges and all discontinued operational expenses associated with the sale of Borrower’s mortgage banking business and balance sheet restructure.

11. Paragraph 7.8(c) of the Loan Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

(c) Total Risk-Based Capital shall be as follows: not less than 10% for the period of March 1, 2005 through December 30, 2007; not less than 10.15% for the period of December 31, 2007 through December 30, 2008; and not less than 10.25% as December 31, 2008, and thereafter.

12. Capitalized terms used herein shall have the meaning given to such term in the Loan Agreement, unless specifically defined herein. The Loan Agreement is amended by adding the following as new Paragraph 11.12:

11.12 Anti-Terrorism Laws. Neither Borrower nor Commercial Federal is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13, 224, 66 Fed Reg 49, 079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”) or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107- 56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq.

13. Except as modified and amended herein, all of the terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and affirmed by Borrower. The other Credit Documents are hereby amended to be consistent with the terms of this Agreement.

14. Borrower certifies and reaffirms by its execution hereof that the representations and warranties set forth in the Loan Agreement and the other Credit Documents are true as of this date and that no Event of Default under the Loan Agreement or any other Credit Document, and no event which, with the giving of notices or passage or time or both, would become such an Event of Default, has occurred as of the execution hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first above written.

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Donald M. Shiu
Its:	Vice Prsident

COMMERCIAL FEDERAL CORPORATION

By:	/s/ David S. Fisher
Its:	EVP & CFO

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (“Amendment”) is made this 29th day of December, 2003, by and between Commercial Federal Corporation, a Nebraska corporation (“Borrower”) and First National Bank of Omaha, a National Banking Association (“Bank”) and amends that certain Term Revolving Credit Agreement, dated December 30, 2002, between Borrower and Bank (“Loan Agreement”). The Loan Agreement, underlying Revolving Notes (as defined in the Loan Agreement) and related Security Documents (as defined in the Loan Agreement) are modified only to the extent necessary to give effect to the terms of this First Amendment to Loan Agreement, and the remaining terms of said documents, not inconsistent herewith, are ratified by the parties.

In consideration of the mutual agreements, provisions and covenants herein contained and to further induce Bank to consider financial accommodations for the Borrower under the terms and provisions of the Loan Agreement, the parties hereby agree as follows:

1. Paragraph 3.1 of the Loan Agreement is deleted and the following substituted in lieu thereof to accomplish the substitution of “December 27, 2004” for “December 29, 2003”:

3.1	Loan. Until December 27, 2004, and subject to satisfaction of the conditions precedent specified in Section 8.1, the Bank agrees to advance funds for general corporate purposes to the Borrower on a revolving credit basis up to the aggregate Revolving Credit Facility Amount in effect from time to time; provided, however, that the aggregate amount of funds available for Advance to the Borrower hereunder shall not exceed $10,000,000. The Borrower shall not be entitled to Advances hereunder during the occurrence of an Event of Default or Potential Event of Default. Such Loan will be evidenced by the Revolving Notes substantially in the form of Exhibit 3.1 hereof. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower’s request. Advance requests shall be made by 12 noon Omaha time on the Business Day prior to the requested date of the Advance. Advance requests shall be made by presentation to the Bank of a drawing certificate in the form of Exhibit 3.1.

2. The underlying Revolving Credit Promissory Note and related security documents are hereby amended as of the effective date hereof, to the extent necessary to give effect to the substitution of December 27, 2004, for December 29, 2003, with respect to the maturity of the Revolving Notes.

3. Except as modified and amended herein, all of the terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and affirmed by the Borrower. The other Credit Documents are hereby amended to be consistent with the terms of this Agreement.

4. Borrower certifies and reaffirms by its execution hereof that the representations and warranties set forth in the Loan Agreement and the other Credit Documents are true as of this date and that no Event of Default under the Loan Agreement or any other Credit Document, and no event which, with the giving of notices or passage of time or both, would become such an Event of Default, has occurred as of the execution hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first above written.

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Donald M. Shiu
Its:	/s/ Vice President

COMMERCIAL FEDERAL CORPORATION

By:	/s/ David S. Fisher
Its:	/s/ EVP & CFO

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (“Amendment”) is made this 30th day of December, 2004, to the Loan Agreement dated as of December 30, 2002, as amended as of December 29, 2003 (as so amended, the “Loan Agreement”) by and between Commercial Federal Corporation, a Nebraska corporation (“Borrower”) and First National Bank of Omaha, a National Banking Association (“Bank”). The Loan Agreement, underlying Revolving Notes (as defined in the Loan Agreement) and related Security Documents (as defined in the Loan Agreement) are modified only to the extent necessary to give effect to the terms of this First Amendment to Loan Agreement, and the remaining terms of said documents, not inconsistent herewith, are ratified by the parties.

In consideration of the mutual agreements, provisions and covenants herein contained and to further induce Bank to consider financial accommodations for the Borrower under the terms and provisions of the Loan Agreement, the parties hereby agree as follows:

1. Paragraph 3.1 of the Loan Agreement is deleted and the following substituted in lieu thereof to accomplish the substitution of “December 26, 2005” for “December 27, 2004”:

3.2	Loan. Until December 26, 2005, and subject to satisfaction of the conditions precedent specified in Section 8.1, the Bank agrees to advance funds for general corporate purposes to the Borrower on a revolving credit basis up to the aggregate Revolving Credit Facility Amount in effect from time to time; provided, however, that the aggregate amount of funds available for Advance to the Borrower hereunder shall not exceed $10,000,000. The Borrower shall not be entitled to Advances hereunder during the occurrence of an Event of Default or Potential Event of Default. Such Loan will be evidenced by the Revolving Notes substantially in the form of Exhibit 3.1 hereof. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower’s request. Advance requests shall be made by 12-noon Omaha time on the Business Day prior to the requested date of the Advance. Advance requests shall be made by presentation to the Bank of a drawing certificate in the form of Exhibit 3.1.

2. The underlying Revolving Credit Promissory Note and related security documents are hereby amended as of the effective date hereof, to the extent necessary to give effect to the substitution of December 26, 2005, for December 27, 2004, with respect to the maturity of the Revolving Notes.

3. Except as modified and amended herein, all of the terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and affirmed by the Borrower. The other Credit Documents are hereby amended to be consistent with the terms of this Agreement.

4. Borrower certifies and reaffirms by its execution hereof that the representations and warranties set forth in the Loan Agreement and the other Credit Documents are true as of this date and that no Event of Default under the Loan Agreement or any other Credit Document, and no event which, with the giving of notices or passage of time or both, would become such an Event of Default, has occurred as of the execution hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first above written.

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Donald M. Shiu
Its:	/s/ Vice President

COMMERCIAL FEDERAL CORPORATION

By:	/s/ David S. Fisher
Its:	/s/ EVP & CFO

$104,000,000

TERM AND REVOLVING CREDIT AGREEMENT

BETWEEN

COMMERCIAL FEDERAL CORPORATION

AND

FIRST NATIONAL BANK OF OMAHA

DECEMBER 30, 2002

TERM AND REVOLVING CREDIT AGREEMENT

This Term and Revolving Credit Agreement (the “Agreement”) is made as of the 30th day of December, 2002, between Commercial Federal Corporation, a Nebraska corporation and federal savings and loan association holding company having its principal place of business in Omaha, Nebraska (the “Borrower”) and First National Bank of Omaha, a national banking association having its principal offices in Omaha, Nebraska, (the “Bank”).

The Borrower has requested the Bank make available to it revolving credit loans and a term loan for the purposes set forth herein.

To induce the Bank to make such loans, the Borrower proposes to enter into this Agreement pursuant to which the loans will be made available to the borrower who will derive benefit, directly or indirectly, from the credit so extended to the Borrower.

Accordingly, the parties hereto agree as follows:

I. DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings (and all terms defined in this section 1.1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vise versa):

Advance:	Any advance of credit to the Borrower from the Bank pursuant to Article III of this Agreement.

Affiliate:	As to any Person (as hereinafter defined), any “affiliate” shall mean, with respect to the Borrower, any Person that directly or indirectly controls, or is under, control with, or is controlled by, the Borrower. As used in this definition, “control” including, with its correlated meetings, “controlled by” and “under common control” shall mean possession, directly or indirectly, a power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of a voting power for the election of directors or other governing body of a corporation or 10% or more in the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

Bank:	First National Bank of Omaha, a national banking association having its principal place of business at 1620 Dodge Street, Stop 1196, Omaha, Nebraska 68197, its successors and assigns.

Borrower:	Commercial Federal Corporation, a Nebraska corporation and federal savings and loan association holding company having its principal place of business at 13220 California Street, Omaha, Nebraska 68154, its successors and assigns.

Business Day:	Any day, other than a Saturday, Sunday or a legal holiday, on which commercial banks are not authorized or required to close in Omaha, Nebraska.

Change of Control:	(a) At any time when any of the equity securities of the Borrower shall be registered under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), to (i) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any person which is a management employee, or any such “group” which consists entirely of management employees, of the Borrower) being or becoming the beneficial owner, directly or indirectly, of more than 25% or the voting stock of the Borrower, or (ii) a majority of the members of the Borrower’s board of directors (the “Board”) consisting of persons other than Continuing Directors (as hereinafter defined). As used herein, the term “Continuing Director” means any member of the Board on December 30, 2002 and any other member of the Board who shall be recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board.

Classified Loans:	At any particular time, all loans of the Borrower and its Subsidiaries (as hereinafter defined) on a consolidated basis classified as “Loss,” “Doubtful”, or “Substandard” or in any equivalent category by any regulators of such Person (as hereinafter defined), as reported by such Person to any such regulators, pursuant to any internal review of such Person, or pursuant to any inspection and review by the Bank.

Closing Date:	December 30, 2002.

Commercial Federal:	Commercial Federal Bank, a federal savings bank, having its principal place of business at 13220 California Street, Omaha, Nebraska 68154, its successors and assigns.

Commercial Federal Change of Control:	Any time at which Borrower owns less than 100% of the issued and outstanding voting stock of Commercial Federal. For purposes of this definition, warrants for voting stock of Commercial Federal will be deemed to be issued and outstanding voting stock.

Consolidated Interest Expense:	With respect to the Borrower for any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Subsidiaries (as hereinafter defined) and all other items to be eliminated in the course of preparing consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP (as hereinafter defined)): (i) all interest in respect of Indebtedness (as hereinafter defined) of the Borrower and its Subsidiaries (including imputed interest on capital leases) deducted in determining consolidated net income (or loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP (as hereinafter defined), after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP, plus (ii) all debt discount and expense amortized or required to be amortized in determining the consolidated net income (or loss) of the Borrower and its Subsidiaries in (i) above.

Consolidated Net Worth:	Stockholders equity of the Borrower and its Subsidiaries on a consolidated basis, calculated in accordance with GAAP; plus losses not to exceed $15 million on securities designated as available for sale.

Credit Documents:	Credit documents shall mean, collectively, this agreement, the notes, and all other promissory notes, and other instruments, agreements, and other related documentation executed and delivered pursuant to or in connection with this Agreement, as such instruments, agreements, and other documentation may be amended or otherwise modified from time to time.

Credit Party:	Credit Party shall mean the Bank, its Primary Participants, and any affiliate of the Bank and any successor or assignee thereof.

Default:	An Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

Default Rate:	The floating interest rate announced from time to time by the Bank as its “National Base Rate,” plus three and one-half percent (3.5%). The National Base Rate is set by the Bank, solely in its discretion, to reflect the rates charged by money center banks as their reference rates. Rates charged by the Bank may be at, above, or below the National Base Rate, as determined by the Bank as to each respective customer.

Earnings Available for Fixed Charges:	For any period, the sum of (i) the consolidated net income (or loss) of the Borrower for such period as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP; (ii) Consolidated Interest Expense for such period; (iii) the consolidated amortization expense related to goodwill, deferred charges and other intangible assets of the Borrower for such period, as determined in accordance with GAAP; (iv) all taxes, assessments and other governmental fees, charges, claims and levies incurred by the Borrower on a consolidated basis for such period, including, without limitation, any such amounts based on revenue, income, gross receipts, purchases, leases, licenses, sales, use, business, franchises, shares, operations, business occupation, capital surplus, earnings, distributions, dividends, properties, assets, wages, employment or services, and further including, without limitation, any penalties or interest thereon; plus (v) all operating lease expenses of the Borrower and its Subsidiaries on a consolidated basis for such period.

Environmental Claim:	Environmental Claim shall mean, with respect to any Person, any written notice, claim, demand or other written communication (collectively, a “claim”) by any Governmental Authority or other Person alleging or asserting such Person’s liability for costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence or Release of any Hazardous Material at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws:	Environmental Laws means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

ERISA:	The Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder as from time to time in effect.

Event of Default:	Any of the events set forth in Section 9 of this Agreement.

Existing Credit Agreement:	Existing Credit Agreement shall mean the Credit Agreement dated as of July 1, 1999 among the Borrower and the Bank, as amended and modified by Amendment No. 1 thereto dated as of December 31, 1999, Amendment No. 2 thereto dated as of September 22, 2000, Amendment No. 3 thereto dated as December 20, 2001, and Amendment No. 4 January 22, 2002.

Existing Indebtedness:	All outstanding Indebtedness of the Borrower to the Bank pursuant to this Agreement, plus the Indebtedness shown on Exhibit I to this Agreement.

GAAP:	Generally accepted accounting principles as in effect from time to time in the United States of America.

Governmental Approval:	Governmental Approval shall mean any permit, license, variation, certification, consent, no-action letter, clearance, exemption or other approval granted by a Governmental Authority.

Governmental Authority:	Governmental Authority shall mean any nation or government, any central bank of any nation, any state, province, territory or other political subdivision thereof and any other agency, body, department, bureau, authority or other entity exercising executive, legislative, judicial, regulatory, monetary, taxing or administrative functions of or pertaining to government.

Guarantee:	Guarantee shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, or obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

Guaranteed Obligations:	Guaranteed Obligations shall mean, collectively (but without duplication): (a) all obligations in respect of the principal of and interest on the Loans made by the Bank to, and the Notes held by each Bank of, the Borrower and (b) all other Obligations from time to time owing to any Credit Party.

Hazardous Material:	Hazardous Material shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and petroleum, and any other material, exposure to the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, remediation or handling of which is prohibited, controlled or regulated by any Environmental Law.

Indebtedness:	Indebtedness shall mean, for any Person (without duplication): (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit, bankers acceptances, bonds, guaranties, indemnities or similar instruments issued or accepted by banks or other financial institutions for account of such Person supporting obligations that constitute Indebtedness of any Person; (e) Capital Lease Obligations of such Person; (f) Guarantees by such Person of Indebtedness of others; (g) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (h) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for any acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (i) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease is required or is permitted to be classified and accounted for as an operating lease under U.S. GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

Knowledge:	With respect to any Person that is not an individual, actual or constructive knowledge by such Person’s president, chief executive officer, chief operating officer or chief financial officer of facts or circumstances giving rise to an Event of Default or Potential Event of Default.

Lien:	With respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or any obligation of such Person under any conditional sale or other title retention agreement or capital lease which would be required to be capitalized on a balance sheet in accordance with GAAP, upon or with respect to any property or asset or such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements), and any agreement to give any such Lien.

Loan Loss Reserve Adequacy Report:	The quarterly report to be provided by Commercial Federal to the Bank pursuant to Sections 5.1(c) and 7.5 hereof, substantially in the form of Exhibit II to this Agreement wherein Commercial Federal provides its internal reserve calculations used to support reserves recorded under the Borrower’s approved policies.

Loans:	Loan show mean the Term Note and the Revolving Note.

Material:	Material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.

Material Adverse Effect:	A material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, or (b) on the ability of the Borrower to perform its obligations under this Agreement, the Term Notes or the Revolving Notes (as hereinafter defined), or (c) on the validity or enforceability of this Agreement, the Term Notes or the Revolving Notes.

Material Adverse Management Change:	With respect to either William A. Fitzgerald, Robert J. Hutchinson, or David S. Fisher, (i) the resignation, retirement, or voluntary or involuntary termination of employment and/or status of such Person as an officer and director of the Borrower; (ii) any announcement, notice of intent, resolution or similar advance notice with respect to the matters referenced in the foregoing clause; or (iii) the death, disability or legal incompetence of any such Person.

Non - Performing Assets:	With respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of: (i) Non-Performing Loans hereinafter defined); (ii) each (as ownership interest of the Borrower or any of its Subsidiaries in any real property required to be disclosed as other real estate owned in such Person’s reports to any of its regulators; plus (iii) other assets acquired through foreclosure or other realization upon collateral or rearrangement or satisfaction of Indebtedness.

Non - Performing Loans:	With respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of: (i) loans which are classified as 90 days or more past due but which are still treated as accrual loans (regardless of whether such classification is internal or as reported to or directed by such Person’s regulators); (ii) loans classified as non-accrual (regardless of whether such classification is internal or as reported to or directed by such Person’s regulators); plus (iii) loans for which the obligee has reduced the agreed interest rate, reduced the principal or interest obligation, extended the maturity, applied interest payments to reduce principal, capitalized interest, obtained or requested additional collateral or otherwise “renegotiated” the terms of the obligation based upon the actual or asserted inability of the obligor or obligors of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation.

Note Rate:	The floating interest rate announced from time to time by the Bank as its “National Base Rate” minus one percent (1%). The National Base Rate is set by the Bank, solely in its discretion, to reflect generally the rates charged by money center banks as their reference rates. Rates charged by the Bank may be at, above or below the National Base Rate, as determined by the Bank as to each respective customer.

Permitted: Liens	With respect to any Person, any of the following:

(a)    pledges or deposits by the Person under workmen’s compensation law, social security, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness by the Person), or leases to which the Person is a party, or deposits of cash or United States of America Government Bonds to secure surety or appeal bonds or performance bonds to which the Person is a party or which are issued for their account or Liens to secure payments of premiums for insurance purchased in the ordinary course of business;

(b)    Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, attorney’s, miner’s, and mechanics’ liens, or Liens arising out of judgments or awards against the Person with respect to which the Person at the time shall currently be prosecuting an appeal or proceedings for review in good faith and by proper procedure and with respect to which adequate reserves have been established on the books of the Person to the extent required by GAAP;

(c)    Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment and Liens for taxes, assessments or other governmental charges or levies, the payment of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established to the extent required by GAAP;

(d)    Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or other Liens incidental to the conduct of the business of the Person or to the ownership of its property which Liens were not incurred in connection with Indebtedness of the Person, and which Liens do not individually or in the aggregate materially detract from the value of said properties or materially impair the operation of the business taken as a whole of the Person;

(e)    Liens existing on the date hereof and specified on Exhibit 4.10 hereto, and any extension, renewal or replacement of any such Lien in respect of the same property subject thereto; provided that the principal amount of Indebtedness associated with such Liens in no event shall exceed the principal amount of such Indebtedness on the date hereof (or if it is increased, such increase is permitted under Section 7.3 hereof) and does not materially adversely affect the title to or does not materially affect the use of the assets encumbered thereby;

(f)     Purchase money Liens arising after the date hereof and securing payment of the purchase price of fixed assets purchased or constructed after such date; provided, that at the time of such filing, Indebtedness secured by the Lien does not exceed the cost of such property; and the incurrence of Indebtedness secured by such Lien is not prohibited by any other covenant or limitation contained in this Agreement;

(g)    Other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit or in contemplation of an acquisition (except as permitted under subparagraph (f) above), and which do not in the aggregate: (i) materially adversely affect the title to, or materially affect the use of, the assets in the operation of the business of the Person, taken as a whole, or (ii) materially detract from the value of such property or assets for the purpose of the business of the Person, taken as a whole;

(h)    Any Lien: (i) existing on any property of any corporation at the time it becomes a Subsidiary of the Person, or (ii) existing prior to the time of acquisition upon property acquired by the Person or any Subsidiary of it through purchase, merger or consolidation or otherwise, whether or not the obligation secured thereby is assumed by the Person or such Subsidiary, provided that (A) any Lien permitted by this clause (h) shall not encumber any other property (except the proceeds of such property) of the Person or any Subsidiary of it, and (B) the obligation secured by the Liens on the property of the Person permitted by this clause (h) shall not exceed 100% of the fair market value of such property;

(i)     Any Liens arising in the ordinary course of business of Commercial Federal’s banking business which constitute Liens securing a loan from a Federal Home Loan Bank, Liens securing deposits of governmental entities, and Liens in connection with securities repurchase agreements; and

(j)     Other Liens, provided, that the aggregate amount of Indebtedness secured by such other Liens shall not at any time exceed an amount equal to five percent (5%) of the sum of the stockholder’s equity of the Person calculated in accordance with GAAP, plus any non-cash charges occurring after the date hereof relating to changes in accounting policies, minus the sum (without duplication) of (i) intangible assets as set forth in the financial statements of the Person, and (ii) Redeemable Stock.

Person:	Any individual, partnership, corporation, trust, unincorporated organization, limited liability company, or limited liability partnership.

Plan:	Any Plan as defined in Section 3 of ERISA.

Potential Event of Default:	Any event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Primary Participants:	La Salle National Bank, a national banking association located in Chicago, Illinois; U.S. Bank National Association, a national banking association located in Milwaukee, Wisconsin, and M & I Marshall and Ilsley Bank, a national banking association located in Milwaukee, Wisconsin.

Pro Forma Fixed Charges:	With respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of: (i) Consolidated Interest Expense for such period, plus (ii) operating lease expenses of the Borrower and its Subsidiaries on a consolidated basis for such period; plus (iii) the Term Note principal payments, but excluding the Term Note principal payment due December 31, 2007.

Quarterly Compliance Certificate:	The report prepared by the Borrower’s chief financial officer on behalf of the Borrower pursuant to Section 5.1 hereof, substantially in the form of Exhibit 5.1 hereto.

Redeemable Stock:	Any equity security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the Term Note Maturity Date (as hereinafter defined)), or upon the happening of any event, matures or is mandatorily redeemable or is redeemable at the option of the holder thereof, in whole or in part, prior to the Term Note Maturity Date.

Restricted Payments:	As to any Person, any dividends (including, without limitation, dividends payable in cash and other non-cash distributions and all accrued cumulative dividends on preferred stock, but excluding dividends payable solely in stock of the Person and stock splits of the Person) in respect of the capital stock of such Person; stock redemptions and repurchases by such Person; payments with respect to warrants, options, rights or puts of such Person; other cash distributions in respect of the capital stock of the Person, excluding dividends, stock redemptions and repurchases, warrants, options, rights and puts; other cash distributions in respect of capital stock between the Person and its Subsidiaries or between Subsidiaries; and any payments of the subordinated debt shown as “Existing Indebtedness” on Exhibit I.

Revolving Facility Amount:	The amount available to be drawn and outstanding under the Revolving Notes, which shall be $10,000,000.

Amount:

Revolving Notes:	That certain promissory note from the Borrower to the Bank in the principal amount of $10,000,000, dated as of the date hereof, evidencing the loan contemplated in Section 3.1 of this Agreement, substantially in the form set forth in Exhibit 3.2 hereto, and any promissory note or notes from the Borrower to the Bank in replacement, renewal or extension thereof.

Revolving Note Maturity Date:	December 29, 2003

Secondary Participants:	Financial institutions as to which the Bank and/or the Primary Participants have granted a participation in the Revolving Notes or the Term Notes.

Subsidiary:	Subsidiary shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Supplementary Capital:	The amount of capital designated as “Supplementary Capital” under 12 C.F.R. (S) 567.5(b) and other applicable statutes, rules and regulations specified by the Office of Thrift Supervision. Supplementary capital consists of, among other items, certain approved subordinated debt and a portion of Commercial Federal’s loan loss allowances.

Taxes:	Taxes shall mean all present and future stamp, transaction, registration and other taxes and levies, imposts, deductions, charges, and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by any authority of or in any jurisdiction (including, without limitation, the U.S. or any political subdivision or taxing authority thereof or therein, or any international or other association of or with which the U.S. may be a member or associated) on or in respect of any Credit Document, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premium, charges, fees or other amounts made on, under or in respect of any thereof.

Term Note:	That certain promissory note from the Borrower to the Bank in the principal amount of $94,000,000, dated as of the date hereof, evidencing the loan contemplated in Section 2.1 of this Agreement, substantially in the form set forth in Exhibit 2.2 hereto, and any promissory note or notes from the Borrower to the Bank in replacement, renewal or extension thereof.

Term Note Maturity Date:	December 31, 2007

Tier 1 Capital:	The amount of capital designated as “Tier 1 Capital” under applicable statutes and the rules and regulations promulgated by the Borrower’s principal regulatory authority.

Tier 1 Leverage Capital:	The amount of capital designated as “Tier 1 Leverage Capital” under 12 C.F.R. (S) 567.8 and other applicable statutes, rules and regulations specified by the Office of Thrift Supervision.

Tier 1 Risk-Based Capital:	The amount of capital designated as “Tier 1 Risk-Based Capital” under 12 C.F.R.§567.6 and other applicable statutes, rules and regulations specified by the Office of Thrift Supervision.

Total Risk - Based Capital:	As defined by the Office of Thrift Supervision pursuant to 12 C.F.R.(S) 567.6, the sum of the Tier 1 Risk-Based Capital and the Supplementary Capital.

Trust Preferred Debenture	The Trust Preferred Security CUSIP # 12526H201 dated May 14, 1997, Wells Fargo Bank, Trustee.

Wholly-Owned Subsidiary:	Wholly owned subsidiary shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.2 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank shall be prepared in U.S. Dollars in accordance with GAAP. All calculations made for the purposes of determining compliance with this Agreement shall be made by application GAAP. In the event of a material difference at any time between GAAP as in effect on the date of this Agreement and GAAP from time to time in effect, the Borrower shall deliver to the Bank at the same time as the delivery of any annual or quarterly financial statement under Section 5.1 hereof a description in reasonable detail satisfactory to the Bank of any such material differences and a reconciliation of the calculations required thereby. In the event any changes in accounting principles required by GAAP or recommended by the Borrower’s certified public accountants and implemented by the Borrower occur and such changes result in a change in the method of the calculation, required thereby.

II. TERM CREDIT FACILITY

2.1 Loan. Subject to satisfaction of the conditions precedent specified in Section 8.1, and in consideration of the Borrower’s execution and delivery of the Term Note (substantially in the form of Exhibit 2.2 hereto) the Bank shall cancel and return to the Borrower the existing promissory notes dated as of July 1, 1999, from the Borrower to the Bank in the principal amount of $48,937,500.00, together with accrued and unpaid interest thereon as of December 30, 2002 in the amount of $427,863.28, for a total due of $49,365,363.28; $10,000,000, with no principal balance outstanding as of the Closing Date (together with accrued and unpaid interest thereon as of December 30, 2002 in the amount of $0.00, for a total due of $0.00); and that certain promissory note dated November 26, 2002 in the principal amount of $15,000,000 with no principal balance outstanding as of the Closing Date (together with accrued and unpaid interest thereon in the amount of $0.00, for a total due of $0.00); and shall cancel and terminate the Term and Revolving Credit Loan Agreement dated as of July 1, 1999, as amended between the Borrower and the Bank.

2.2 Term Note. Amounts to be drawn under the Term Facility shall be in the amount of $94,000,000, subject to the terms and conditions specified in this Agreement. After the payments referenced in Section 2.1 hereof, and the remaining balance of $44,634,636.72 will be used by the Borrower solely to fund a call of $45,000,000 on the Trust Preferred Debenture. The Term Note shall bear interest on the outstanding principal loan amount thereof from and after the Closing Date to the date of repayment at the Note Rate; provided, however, that after an Event of Default has occurred, interest shall accrue on the entire outstanding balance of principal and interest at the Default Rate. The Note Rate shall fluctuate on a daily basis, and changes in the Note Rate shall be effective on the day any change is announced by the Bank in its National Base Rate. Interest shall be calculated on the basis of actual days elapsed and a year of 360 days.

2.3 Payments. All obligations of the Borrower under the Term Note and this Agreement shall be payable in immediately available funds in lawful money of the United States of America at the principal office of the Bank in Omaha, Nebraska, or at such other address as may be designated in writing by the Bank. Interest on the unpaid balance of the Term Notes shall be due on the last day of the months of March, June, September and December beginning March 31, 2003. The principal amount of the Term Notes shall become due and payable in twenty equal quarterly installments of $2,350,00000, with the first such installment due on March 31, 2003, and subsequent installments due on the last day of the months of June, September, December and March thereafter, with the balance of the principal amount of the Term Notes due and payable on the Term Note Maturity Date. The total amount of all unpaid principal and accrued interest hereunder shall be due and payable no later than December 31, 2007. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day. Interest shall continue to accrue on the full unpaid balance hereunder notwithstanding any permitted or unpermitted failure of the Borrower to make a scheduled payment or the fact that a scheduled payment falls on a day other than a Business Day. Any payment received after 3 p.m. Omaha time, will be deemed paid on the following Business Day.

2.4 Prepayment. The Borrower may prepay, in whole or in part, without penalty, the principal loan amount outstanding under the Term Notes if the Borrower has given the Bank at least 10 Business Days prior written notice of its intention to make such prepayment.

2.5 Use of Proceeds. The Borrower shall use the proceeds of the Term Note solely for the purposes described in Sections 2.1 and 2.2 hereof.

2.6 Application of Payments. After the occurrence of a Potential Event of Default or an Event of Default, the Bank shall have the right to apply payments received under this Agreement to principal, interest, fees or any other amounts outstanding under the Credit Documents in such order as the Bank in its sole discretion may elect.

2.7 Origination Fee. The Bank’s obligation to provide the credit facilities described in this Agreement is subject to the payment on or before the Closing Date of an origination fee in the amount of One Hundred Eighty-Eight Thousand Dollars ($188,000).

III. REVOLVING CREDIT FACILITY

3.1 Loan. Until December 29, 2003, and subject to satisfaction of the conditions precedent specified in Section 8.1, the Bank agrees to advance funds for general corporate purposes to the Borrower on a revolving credit basis up to the aggregate Revolving Credit Facility Amount in effect from time to time; provided, however, that the aggregate amount of funds available for Advance to the Borrower hereunder shall not exceed $10,000,000. The Borrower shall not be entitled to Advances hereunder during the occurrence of an Event of Default or Potential Event of Default. Such loan will be evidenced by the Revolving Notes substantially in the form of Exhibit 3.1 hereof. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower’s request. Advance requests shall be made by 12 noon Omaha time on the Business Day prior to the requested date of the Advance. Advance requests shall be made by presentation to the Bank of a drawing certificate in the form of Exhibit 3.1.

3.2 Revolving Note. The Revolving Note shall bear interest on the outstanding principal loan amount thereof from and after the Closing Date to the date of repayment at the Note Rate; provided, however, that after an Event of Default has occurred, interest shall accrue on the entire outstanding balance of principal and interest at the Default Rate. The Note Rate shall fluctuate on a daily basis, and changes in the Note Rate shall be effective on the day that a change is announced by the Bank in its National Base Rate. Interest shall be calculated on the basis of actual days elapsed and a year of 360 days.

3.3 Payments. All obligations of the Borrower under the Revolving Notes and this Agreement shall be payable in immediately available funds in lawful money of the United States of America at the principal office of the Bank in Omaha, Nebraska, or at such other address as may be designated in writing by the Bank. Interest on the unpaid balance of the Revolving Notes shall be due on the last day of the months of March, June, September and the Revolving Note Maturity Date,

beginning March 31, 2003. The principal amount of the Revolving Note shall become due and payable on the Revolving Note Maturity Date. The total amount of all unpaid principal and accrued interest hereunder shall be due and payable no later than December 29, 2003. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day. Interest shall continue to accrue on the full unpaid balance hereunder notwithstanding any permitted or unpermitted failure of the Borrower to make a scheduled payment or the fact that a scheduled payment falls on a day other than a Business Day. Any payment received after 3 p.m. Omaha time, will be deemed paid on the following Business Day.

3.4 Prepayment. The Borrower may prepay, in whole or in part, without penalty, the principal loan amount outstanding under the Revolving Notes if the Borrower has given the Bank at least one Business Day prior written notice of its intention to make such prepayment.

3.5 Use of Proceeds. The Borrower shall use the proceeds of the loan for general corporate purposes.

3.6 Application of Payments. After the occurrence of a Potential Event of Default or an Event of Default, the Bank shall have the right to apply payments received under this Credit Agreement to principal, interest, fees or any other amounts outstanding under the Credit Documents in such order as the Bank in its sole discretion may elect.

3.7 Non Use Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Revolving Note from the date of this Agreement until the Revolving Note Maturity Date at the rate of one eighth (1/8) of one (1) percent per annum, payable on the last day of the month of March, June, September and on the Revolving Note Maturity Date, beginning March 31, 2003.

3.8 Renewal. So long as no Event of Default has occurred or is continuing, the Bank and its Primary Participants will consider for approval, on an annual basis, renewal of the Revolving Note.

IV. REPRESENTATIONS AND WARRANTIES

Both the Borrower and Commercial Federal represents and warrants to the Bank that:

4.1 Corporate Existence. Both (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has the requisite corporate or other power, and has all material Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect; and (d) the certified copies of the charter and by-laws (or equivalent documents) of the Borrower and of the all corporate authority for the Borrower (including, without limitation, board of director resolutions, evidence of the incumbency, including specimen signatures, of officers and evidence, with respect to the Borrower) with respect to the execution, delivery and performance of such of the Credit Documents to which the

Borrower is intended to be a party and each other document to be delivered by such party from time to time in connection herewith and the extensions of credit hereunder (and each Credit Party may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary) previously delivered by the Borrower to the Bank in connection with the existing Credit Agreement remain true and correct with no Material Adverse Changes.

4.2 Financial Condition.

(a) Both have heretofore furnished to the Bank:

(i) As to the Borrower only, an audited balance sheet as at December 31, 2001 and the related statements of operations, shareholders’ equity and cash flows for the fiscal years ended on said dates, accompanied by an opinion thereon of independent certified public accountants of recognized international standing; and

(ii) Unaudited balance sheets as at September 30, 2002 and the related statements of operations, shareholders’ equity and cash flows for the nine month period ended September 30, 2002, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year.

(b) All such financial statements fairly present in all material respects the financial condition of the entities specified above and the results of their respective operations for the respective fiscal years and the respective six-month periods ended on the respective dates specified above (subject, in the case of such unaudited financial statements, to normal year-end audit adjustments), all in accordance with GAAP.

(c) None of the entities referred to above for which financial statements have been furnished had on the date(s) of their respective financial statements any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for herein. As of the Closing Date and at the time prior to the delivery of the first audited financial statements of the Borrower pursuant to Section 4.2(a) hereof, there has been no material adverse change in the financial condition, operations, business or prospects of such entities (taken as a whole) from that set forth in such financial statements.

(d) From and after the date of delivery of the first audited financial statements of the Borrower pursuant to Section 4.2(a) hereof, since the date of such financial statements, there has been no material adverse change in the financial condition, operations, business or prospects of the Borrower from that set forth herein.

4.3 Litigation. There are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Borrower) threatened against the Borrower or the transactions contemplated hereby that could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

4.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (except for those which have been obtained) under, the organizational documents of the Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement or instrument to which the Borrower is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of the Borrower pursuant to the terms of any such agreement or instrument.

4.5 Action; Enforceability. The Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party; the execution, deliver and performance by the Borrower of each of the Credit Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly validly executed and delivered by the Borrower and constitutes, and each of the other Credit Documents to which it is a party when executed and delivered by the Borrower (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.6 Governmental Approvals. No authorizations, approvals or consents of (including any exchange control approval), and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, deliver or performance by the Borrower of any of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof.

4.7 Employee Benefits Plan. Each Employee Benefit Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, applicable law and regulations.

4.8 Taxes. Each have filed all material tax returns that are required to be filed by them and have paid all taxes shown due pursuant to such returns, except for any tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves in accordance with GAAP are being maintained. The charges, accruals and reserves on the books of Borrower and Commercial Federal in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate in accordance with GAAP.

4.9 Investment Company Act. Neither is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.10 Public Utility Holding Company Act. Neither the is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.11 Environmental Matters. Each has obtained all environmental, health and safety permits, licenses, consents, approvals and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license, consent, approval or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses, consents, approvals and authorizations is in full force and effect and each of the Borrower and Commercial Federal is in compliance with the terms and conditions thereof, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

4.12 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Bank in connection with the negotiation, preparation or delivery of the Credit Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole (together with the Information Memorandum with respect to the matters contained therein relating to the Borrower and the transactions contemplated hereby) do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Borrower to the Bank pursuant to the Credit Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Credit Documents, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

4.13 Commercial Activity; Absence of Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under each of the Credit Documents to which it is a party. The execution, delivery or performance by the Borrower of each of the Credit Documents to which it is a party constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any of its respective Properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or form any other legal process or remedy relating to the obligations of the Borrower under any of the Credit Documents to which it is a party.

4.14 Title to Assets. The Borrower has good title to all of its material properties and assets.

4.15 Compliance with Laws. Without impairing the specificity of Sections 4.07 and 4.11, the Borrower is not in violation of any law, rule, regulation, order, or decree of any Governmental

Authority or arbitrator applicable to it or its properties other than violation s which (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

4.16 Margin Regulations. No part of the proceeds of any advance hereunder shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States.

4.17 Capital Distributions.

(a) Commercial Federal is authorized to make capital distributions during a calendar year upon notice to the Office of Thrift Supervision as permitted in 12 C.F.R. §563.140-146.

(b) No approval (excluding the notices contemplated in Section 5.10 of this Agreement) of the Office of Thrift Supervision, the FDIC, or any other regulatory authority, state or federal, is required in order for Commercial Federal to make capital distributions.

4.18 Commercial Federal Stock. The Borrower owns 100% of the issued and outstanding capital stock of Commercial Federal, and such stock is free of any Lien. Such stock is not subject to any restrictions on pledge, hypothecation, or other encumbrance, or any restrictions on sale, assignment or other transfer, except as disclosed in Exhibit 4.18 hereof.

V. AFFIRMATIVE COVENANTS

The Borrower hereby covenants that:

5.1 Financial Reports.

(a) Within forty-five (45) days after the end of each quarterly fiscal period, the Borrower, at its sole expense, shall furnish the Bank a copy of the Borrower’s Quarterly Report on Form 10-Q for such quarterly period prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission.

(b) Within ninety (90) days after the close of the Borrower’s fiscal year, the Borrower, at its sole expense, shall furnish the Bank: (i) a copy of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14A-3 under the Securities Exchange Act of 1934, as amended, prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission); and (ii) a certificate from Deloitte & Touche, or other independent certified public accountants acceptable to the Bank certifying that in making the requisite audit for certification of any such financial statements after the date of this Agreement, the auditors either (1) have obtained no knowledge, and are not otherwise aware of, any condition or event which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default or Potential Event of Default, or (2) have discovered such condition or event, as specifically set forth in such certificate, which constitutes an Event of Default or Potential Event of Default. The auditors shall not be liable to the Bank by reason of the auditors’ failure to obtain knowledge of such event or condition in the ordinary course of their audit unless such failure is the result of negligence or willful misconduct in the performance of the audit.

(c) Within forty-five (45) days after the end of each quarter, the Borrower, at its expense, shall furnish the Bank a Quarterly Compliance Certificate and a Loan Loss Reserve Adequacy Report, substantially in the form of Exhibit A to the Quarterly Compliance Report, setting forth such information (including detailed calculations) sufficient to verify the conclusions of such officer after due inquiry and review, that:

(i) The Borrower, either (y) is in compliance with the requirements set forth in this Agreement or (z) is NOT in compliance with the foregoing for reasons specifically set forth therein; and

(ii) The chief financial officer of the Borrower has reviewed or caused to be reviewed all of the terms of the Credit Documents of the Borrower and that such review either (1) has NOT disclosed the existence of any condition or event which constitutes an Event of Default or a Potential Event of Default under the Credit Documents or (2) has disclosed the existence of a condition or event which constitutes an Event of Default or a Potential Event of Default, under the aforesaid instrument or instruments and the specific condition or event is specifically set forth.

(d) The Borrower shall provide the Bank with such other financial reports and statements as the Bank may reasonably request.

5.2 Notice of Default. The Borrower shall give to the Bank prompt written notification of the existence or occurrence of:

(a) any fact or event which results in an Event of Default or Potential Event of Default hereunder;

(b) any proceedings instituted by or against the Borrower or Commercial Federal in any federal, state or local court or before any governmental body or agency, or before any arbitration board, or any such proceedings threatened against the Borrower or Commercial Federal by any governmental agency,

(i) affecting or challenging the validity of the Credit Documents, or payment of the Term Notes or Revolving Notes; or

(ii) which is likely to have a Material Adverse Effect;

(c) any event of default or any event or condition the occurrence or existence of which with the lapse of time, the giving of notice, or both, would become an event of default involving the payment of money under any agreement or instrument which is Material to the Borrower or Commercial Federal to which the Borrower or Commercial Federal, as applicable, is a party or by which it or any of its property may be bound, and which default or event of default would have a Material Adverse Effect; or

(d) the Borrower shall give immediate notice of the commencement of any proceeding under the Federal Bankruptcy Code by or against the Borrower or Commercial Federal, or of any regulatory action against or materially affecting the Borrower or Commercial Federal.

5.3 Compliance with Law and Regulations. The Borrower shall comply, and shall cause Commercial Federal to comply, in all material respects with all applicable federal and state laws and regulations.

5.4 Maintenance of Property; Accounting; Corporate Form; Taxes; Insurance.

(a) The Borrower shall maintain, and shall cause Commercial Federal to maintain, its property in good condition in all material respects, ordinary wear and tear excepted, and make all renewals, replacements, additions, betterments and improvements thereto necessary for the efficient operation of its business.

(b) The Borrower shall keep, and shall cause Commercial Federal to keep, true books of record and accounts in which full and correct entries shall be made of all its business transactions, all in accordance with generally accepted accounting principles consistently applied.

(c) The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect, for each of itself and Commercial Federal, its corporate form of existence as is necessary for the continuation of its business in substantially the same form.

(d) The Borrower shall pay, and shall cause Commercial Federal to pay, all taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that neither the Borrower nor Commercial Federal shall be required to pay any of the foregoing taxes which are being diligently contested in good faith by appropriate legal proceedings and with respect to which adequate reserves have been established.

(e) The Borrower shall maintain or cause to be maintained liability insurance and casualty insurance upon tangible assets owned by it or by Commercial Federal.

5.5 Inspection of Properties and Books. Subject to any necessary regulatory approvals and privacy laws, the Borrower shall recognize and honor the right of the Bank, upon request to an officer of the Borrower by the Bank’s head of the Correspondent Banking department, the Corporate Bank President, or an Executive Vice President of the Bank or higher, to visit and inspect any of the properties of, to examine the books, accounts, and other records of, and to take extracts therefrom and to discuss the affairs, finances, loans and accounts of, and to be advised as to the same by the officers of, the Borrower and Commercial Federal at all such times, in such detail and through such agents and representatives as the Bank may reasonably desire.

5.6 Corporate Structure. The Borrower shall give the Bank ninety (90) days notice prior to changing its corporate structure, if such change would result in a Material Adverse Effect.

5.7 Notice of Change in Ownership or Management. During the term of this Agreement, the Borrower shall give the Bank notice of the occurrence of any of the following described events, which notice shall be given as soon as the Borrower obtains notice or knowledge thereof:

(a) any Change of Control; or

(b) any Material Adverse Management Change or event or occurrence which is likely to result in a Material Adverse Effect.

5.8 Expenses. The Borrower shall, immediately upon demand by the Bank, reimburse the Bank for all costs and expenses, including fees and expenses of counsel to the Bank, incurred by the Bank in connection with the transaction contemplated by the Operating Documents, including without limitation, the negotiation, execution, waiver, amendment or enforcement thereof.

5.9 Transactions with Affiliates. All transactions between or among the Borrower, Commercial Federal, their Subsidiaries or Affiliates, or any of them (other than transactions between Commercial Federal and its Wholly-Owned Subsidiaries) shall be in the ordinary course of business, for fair value and on terms no less favorable than would be obtainable in a comparable arms-length transaction with a third party.

5.10 Regulatory Notices of Capital Distribution. The Borrower shall provide to the Bank copies of all notices to the Office of Thrift Supervision regarding capital distributions.

VI. NEGATIVE COVENANTS

The Borrower hereby covenants that:

6.1 Corporate Structure and Assets. The Borrower shall not merge or consolidate with any other corporation or entity unless the Borrower shall be the surviving entity, nor sell any assets except items that are obsolete or no longer necessary for operation of the business, other than in the ordinary course of business without the prior written consent of the Bank. The Bank shall be entitled to receive as a prepayment on the Term Notes or Revolving Notes proceeds of any sale of assets of the Borrower which are prohibited by the preceding sentence. Notwithstanding the foregoing prepayment requirements, any such prohibited sale shall remain a violation of this Agreement.

6.2 Use of Proceeds. No part of the proceeds of any advance hereunder shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States.

6.3 Negative Pledge. The Borrower will not create, incur, assume, permit or suffer to exist with respect to any of the assets or property of the Borrower or Commercial Federal or their respective Wholly-Owned Subsidiaries (including, without limitation, the Borrower’s stock in and evidences of debt from Commercial Federal or other Subsidiaries) or any income, revenue, or profits therefrom, all whether now owned or possessed or hereafter acquired, any Lien, assignment, hypothecation, charge, adverse claim or other encumbrance thereon, excepting only Permitted Liens. Neither the Borrower nor Commercial Federal nor any of their respective Wholly-Owned Subsidiaries will transfer or convey any of its assets or property (including without limitation, its stock in Subsidiaries), or any income, revenue, profits therefrom, all whether now owned or possessed or hereafter acquired, for the purpose, or with the effect, of subjecting the same to payment of any Indebtedness or other obligation in priority of payment over its general creditors. Neither the Borrower nor Commercial Federal nor any of their respective Wholly-Owned Subsidiaries will suffer to exist any Indebtedness or obligation (other than Indebtedness or an obligation secured by a Permitted Lien which does not otherwise create a Default or Event of Default under this Agreement) which may, by law, if unpaid or in the event of bankruptcy or insolvency, or otherwise, be given priority in payment over its general creditors; nor will the Borrower or Commercial Federal or any of their respective Wholly-Owned Subsidiaries make any agreement or arrangement to subordinate the payment of the Term Notes or the Revolving Notes to any other Indebtedness. Without limiting the generality of the foregoing, if the Borrower or Commercial Federal or any of their respective Wholly-Owned Subsidiaries shall create, incur, assume, permit or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, the Borrower or Commercial Federal or their respective Wholly-Owned Subsidiaries, as applicable, shall make or cause to be made effective provision for the Term Note and the Revolving Note to be secured equally and ratably with any Indebtedness secured by the Lien, so long as such other Indebtedness shall be so secured; provided, however, that such Lien will constitute a breach of this Section 6.3 regardless of the Borrower’s or Commercial Federal’s or their respective Wholly-Owned Subsidiaries’ compliance with this last sentence.

6.4 Prepayment of Indebtedness. The Borrower shall not prepay any of the Existing Indebtedness (other than amounts owed under the Term Notes and the Revolving Notes) prior to the scheduled debt service shown on Exhibit 6.4 hereof without the written consent of the Bank.

VII. FINANCIAL COVENANTS

7.1 Total Risk-Based Capital. The Borrower shall cause Commercial Federal to maintain Total Risk-Based Capital in an amount not less than $800,000,000.00.

7.2 [Reserved].

7.3 Additional Debt. From and after the Closing Date, without the prior written consent of the Bank, the Borrower will not create, incur, or suffer to exist any Indebtedness except Indebtedness incurred by the Borrower in the ordinary course of its business or any additional Indebtedness (including Indebtedness under capital leases) not in excess of $25,000,000 on a consolidated basis and which at all times shall be subordinate to the Credit Documents.

7.4 Financial Ratios. During the term of this Agreement, the Borrower shall maintain and shall cause Commercial Federal to maintain, as applicable, financial ratios on a consolidated basis equivalent to or better than the following:

(a) the ratio of the Borrower’s total liabilities, determined in accordance with GAAP, to Commercial Federal’s Total Risk-Based Capital shall not exceed .30 to 1.0 (30.0%);

(b) the Borrower’s Earnings Available for Fixed Charges for the then-current immediately preceding three calendar quarters shall be no less than two times the Borrower’s Pro Forma Fixed Charges for the then-current and three immediately following calendar quarters;

(c) Commercial Federal’s Classified Loans, excluding Other Real Estate Owned (as required to be disclosed in Commercial Federal’s reports to any of its regulators), shall be less than 2.0% of the total principal amount of outstanding loans and less than 24.0% of Commercial Federal’s Total Risk-Based Capital;

(d) Commercial Federal’s Non-Performing Loans shall be less than 1.3% of the total principal amount of outstanding loans and less than 16.0% of Commercial Federal’s Total Risk-Based Capital;

(e) Commercial Federal’s Non-Performing Assets shall be less than 22.0% of Commercial Federal’s Total Risk-Based Capital; and

(f) On an annual basis as determined in accordance with GAAP as of December 31st of each year, Commercial Federal’s annual return on assets shall be no less than 0.4% per annum.

7.5 Commercial Federal Reserves. At all times during the term of this Agreement, the Borrower shall cause Commercial Federal to maintain a reserve for bad debts equal to at least 65.0% of the total principal amount outstanding of Commercial Federal’s Non-Performing Assets. Additionally, the Borrower shall cause Commercial Federal to maintain a ratio of actual reserve to minimum reserve of greater than 100%, as calculated and reported in the Loan Loss Reserve Adequacy Report, which the Borrower will provide to the Bank on a quarterly basis.

7.6 Sales of Assets. Except for transactions in the ordinary course of business including the sale of the OREO properties, and transactions with the Borrower’s Wholly-Owned Subsidiaries, during the term of this Agreement the Borrower shall not sell, lease, abandon or otherwise dispose of, or permit the sale, lease, abandonment or other disposition of assets on a consolidated basis in excess of $10,000,000 each year. Notwithstanding the foregoing, the Borrower is hereby permitted to sell the following real property in Omaha, Nebraska, so long as the proceeds of such sales are reinvested by the Borrower in a new corporate headquarters: (a) the Commercial Federal Building at 450 Regency Parkway; (b) the building at 4444 Farnam Street; and (c) the 70-acre parcel of land bounded by 132nd Streets and 137th Streets on the east and west, and Dodge Street and Burt Street on the south and north. All sales, leases, abandonment or other disposition of an aggregate annual amount of $10,000,000 must be at fair market value. The Borrower shall not, and shall not permit Commercial Federal nor any of their Subsidiaries to: (i) sell, assign, pledge or otherwise dispose of any stock of Commercial Federal; (ii) enter into any other transaction, the effect of which would be to reduce the Borrower’s percentage of stock in Commercial Federal; or (iii) sell, assign, pledge or otherwise dispose of any stock of any other Subsidiary in excess of $10,000,000 in the aggregate after the date hereof.

7.7 Investments in Affiliates and Subsidiaries. The Borrower shall not make any loans or other extensions of credit to, or capital contributions or other investments in, its Affiliates and Subsidiaries, in an aggregate amount per year in excess of $25,000,000; provided, however, that this limitation shall not apply to any such transactions with the Borrower’s Wholly-Owned Subsidiaries.

7.8 Capital. The Borrower shall cause Commercial Federal to maintain a level of capital that exceeds by .25% (.0025) the percent which qualifies it as “well-capitalized” under then-current the rules and regulations specified by the Office of Thrift Supervision, including without limitation 12 C.F.R. § 565.4(b)(1) and any regulations promulgated in connection with, or substitution or replacement thereof. Based on current regulatory requirements, the Borrower shall cause Commercial Federal to maintain financial ratios equivalent to or better than the following:

(a) Tier 1 Leverage Capital shall be not less than 5.25%;

(b) Tier 1 Risk-Based Capital shall be not less than 6.25%; and

(c) Total Risk-Based Capital shall be not less than 10.25%.

VIII. CONDITIONS PRECEDENT

8.1 Initial Extension of Credit. The obligation of the Bank to make its initial Loan hereunder is subject to the conditions precedent that: (i) such Loan shall be made on or prior to December 31, 2002; and (ii) the Bank shall have received the following documents, each of which shall be satisfactory to the Bank in form and substance:

(a) Officer’s Certificate. A certificate of a Responsible Officer of the Borrower, dated the Closing Date, to the effect set forth in the first sentence of 8.2 hereof.

(b) Solvency Certificate. A solvency certificate from a Responsible Officer of the Borrower as required by, and in form and substance reasonably satisfactory to, the Bank.

(c) Repayment of Existing Indebtedness. Evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including, without limitation, any contingent or other amounts payable in respect of letters of credit) outstanding in connection with the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been cancelled or terminated.

(d) Opinions of Counsel to the Borrower. Opinion, dated the Closing date, of counsel to the Borrower in form and substance satisfactory to the Bank and covering such matters with respect to the Credit Documents being executed and delivered by the Borrower.

(e) Payment of Fees and Other Amounts. Evidence of payment of all fees payable to the Bank as of the Closing Date as heretofore agreed.

(f) Other Documents. Such other documents as any the Bank or counsel to the Bank may reasonably request.

(g) Agency. Payment by the Borrower to the Bank of an agency fee of fifty thousand dollars ($50,000.00).

8.2 Initial and Subsequent Extensions of Credit. The obligation of the Bank to make any Loan to the Borrower is subject to the further conditions precedent that, both immediately prior to the making of such Loan, and also after giving effect thereto and to the intended use thereof:

(a) No Default shall have occurred and be continuing;

(b) The representations and warranties made by the Borrower in Section 8 hereof shall be true and complete on and as of the date of the making of such Loan, or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of the specific date, as of such specific date);

(c) No material adverse change shall have occurred and be continuing with respect to the condition (financial or otherwise), business, operations, assets, liabilities or prospects of the Borrower.

(d) No order, judgment or decree of any court, arbitrator or Governmental Authority that does, or seeks to, enjoin or restrain the Bank from making any Loan or shall be pending or threatened.

IX. EVENTS OF DEFAULT

9.1 Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal of any Loan. The Borrower shall default in the payment when due of any interest on any Loan, any fee or any other amount payable by it hereunder or under any other Credit Document; or

(b) The Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(c) Any representation, warranty or certification made or deemed made herein or in any other Credit Document (or in any modification or supplement hereto or thereto) by the Borrower or any certificate furnished to the Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) The Borrower shall default in the performance of any of its obligations under any of Sections 5.2, 5.6, 7.1, 7.3, 7.4, 7.5, and 7.8 hereof. The Borrower shall default in the performance of any of its obligation in any Credit Document (other than those listed in clause (a) of this Section 9 or the first sentence of this clause (d)) and such default (in each se set forth in this sentence) shall continue unremedied for a period of 30 or more days after notice thereof to the Borrower by the Bank; or

(e) The Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, an interim receiver, an administrator, a custodian, trustee, examiner, provisional liquidator, liquidator or similar officer of itself or of all or a substantial party of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under any applicable Bankruptcy Law, (iv) file a petition (or proposal or notice of intention to file a proposal or motion for a stay) seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, suspension of payments, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any applicable Bankruptcy Law or (vi) take any corporate action (including, without limitation, any resolution) for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced against the Borrower without the application or consent of the Borrower, as the case may be, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, an interim receiver, a custodian, trustee, examiner, provisional liquidator, liquidator or the like of the Borrower of all or any substantial part of its Property, or (iii) similar relief in respect of the Borrower under any Bankruptcy Law, and such proceeding or case shall continue undismissed or not rejected, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against the Borrower shall be entered in an involuntary case under any applicable Bankruptcy Law; or

(h) A final judgment or judgments for the payment of money of One Million Dollars ($1,000,000) or more in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower and the same shall be outstanding at the same time and shall not be discharged (or provision shall not be made or such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) Any Governmental Approval or other license, consent, authorization, registration or approval at any time necessary to enable the Borrower to comply with any of its obligations under this Agreement or any other Credit Document shall be revoked, withdrawn or withheld or shall be modified or amended in a manner which could reasonably be expected, in the sole determination of the Bank to have a Material Adverse Effect on such event or condition shall continue unremedied for a period of 30 or more days after notice thereof to the Borrower by the Bank, or any other event or circumstance shall occur which could reasonably be expected, in the sole determination of the Bank, to have a Material Adverse Effect; or

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause 9.01 of this Section 9, the Bank may, by notice to the Borrower, terminate the Revolving Commitment and/or declare the principal amount then outstanding of, and the accrued interest on, the Revolving Loan and the Term Loan, and all other amounts payable to the Borrower hereunder and under the other Credit Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause 9.01 of this Section 9, the Revolving Commitment and the Term Loan shall automatically be terminated and the principal amount then outstanding of and the accrued interest on, the Revolving Credit Loan and the Term Loan and all other amounts payable by the Borrower hereunder and under the other Credit Documents shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

X. YIELD PROTECTION, ETC.

10.1 Capital Adequacy. If, after the date hereof, the adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy (including, without limitation, any law, rule, or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other governmental authority charged with the interpretation or administration thereof, or compliance by the Bank (or its parent) or any Primary Participant with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other governmental authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on such Person’s capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Person could have achieved but for such adoption, implementation, change, or compliance (taking into consideration such Person’s policies with respect to capital adequacy) by an amount deemed by such Person to be material, then such Person shall provide to the Borrower notice of such matter, and from time to time thereafter within ten (10) Business Days after demand by such Person, the Borrower shall pay to such Person such additional amount or amounts as will compensate such Person for such reduction which is incurred by such Person after the date of such Person’s notice to the Borrower under this Section 10.1. Notwithstanding the preceding sentence, upon Borrower’s receipt of such notice from such Person, Borrower may provide to such Person its notice of prepayment in accordance with Sections 2.4 and 3.4 hereof. A certificate of the Person claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Person may use any reasonable averaging and attribution methods.

10.2 General Indemnity. The Borrower shall indemnify the Bank, the Primary Participants and the respective directors, officers, employees and agents from and against any and all losses, claims, liabilities, damages, attorneys’ fees and disbursements, and other costs and expenses which the indemnified party may at any time sustain or incur in connection with the Borrower’s use of loan proceeds; provided that the indemnified party shall not have any right to be indemnified for its own gross negligence or willful misconduct. All indemnities and all provisions relative to reimbursement to the Bank and the Primary Participants of amounts sufficient to compensate any such Person for the changes in capital adequacy requirements, including, but not limited to, Section 10.1 hereof, shall survive the termination of this Agreement and the payment of the Term Notes and the Revolving Notes.

XI. MISCELLANEOUS

11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be effectively amended, changed, modified or altered, except in writing executed by all parties. Notwithstanding the foregoing, it is understood that in the event the terms of the Term Notes or the Revolving Notes conflict with the terms of this Agreement, the provisions of the Term Notes or Revolving Notes, as applicable, shall prevail.

11.2 Governing Law. The Credit Documents shall be governed by and construed pursuant to the laws of the State of Nebraska.

11.3 Notices. Until changed by written notice form one party hereto to the other, all communications under the Credit Documents shall be in writing and shall be telecopied, hand delivered or mailed by registered to the parties as follows:

If to the Borrower:

COMMERCIAL FEDERAL CORPORATION
13220 California Street
Omaha, Nebraska 68154
Attn: Mr. David S. Fisher, Executive Vice President and CFO

If to the Bank:

FIRST NATIONAL BANK OF OMAHA
1620 Dodge Street, Stop 1196
Omaha, Nebraska 68197
Attn: Kevin Thompson, Second Vice President

11.4 Headings. The captions and headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

11.5 Counterparts. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

11.6 Survival; Successors and Assigns. The covenants, agreements, representations and warranties made herein, and in the certificates delivered pursuant hereto, shall survive the execution and delivery to the Bank of this Agreement and shall continue in full force and effect so long as the Term Notes, the Revolving Notes or any obligation to the Bank under any of the Credit Documents is outstanding and unpaid. Whenever in this Agreements any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall bind the successors and assigns of the Borrower and shall inure to the benefit of, the successors and assigns of, or Person participating with, the Bank.

11.7 Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.8 Assignment. The Borrower may not assign its rights or obligations hereunder and any assignment in contravention of the terms hereof shall be void.

11.9 Amendments. Any amendment, modification or supplement to this Agreement must be in writing and must be signed by the parties hereto.

11.10 Participations. The Borrower hereby acknowledges that the Bank is assigning to the Primary Participants a participation in the Term Credit Facility and the Term Notes. The Bank and each Primary Participant may, at their sole election, participate their respective interests in the Revolving Notes and the Term Notes to Secondary Participant provided, however, that the rights of any Secondary Participant shall be enforceable solely by the Bank or Primary Participant from whom its participation interest was granted.

11.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Loan Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

COMMERCIAL FEDERAL CORPORATION

By	/s/ David S. Fisher
	Title:	Executive Vice President and Chief Financial Officer

FIRST NATIONAL BANK OF OMAHA

By	/s/ Kevin P. Thompson
	Title:	Second Vice President

NOTICE: A credit Agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstanding or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:

/s/ DSF
Borrower

TERM CREDIT BUSINESS PROMISSORY NOTE

$94,000,000	Date: December 30, 2002

For Value Received, the undersigned promises to pay on or before December 31, 2007, to the order of First National Bank of Omaha, at its headquarters office located at 1601 Dodge Street, Omaha, NE 68197 (the “Bank”), or at such other place as the holder hereof may from time to time designate, the principal sum of Ninety-Four Million Dollars ($94,000,000). The principal sum shall become due and payable in twenty equal quarterly installments of $2,350,000 with the first such installment due on March 31, 2003 and subsequent installments due on the last day of the month of June, September, December and March thereafter, with the balance of the principal amount of the term note due and payable on the maturity date. TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THAT CERTAIN TERM AND REVOLVING CREDIT AGREEMENT DATED AS OF DECEMBER 30, 2002 AMONG THE UNDERSIGNED AND THE BANK (the “Credit Agreement”). Amounts available to be drawn under this Term Credit Business Promissory Note shall be determined in accordance with the terms of the credit agreement.

The unpaid balance of this Note at any time shall be the total amount advanced, plus interest accrued thereon and costs, expenses, and fees chargeable hereunder, less the amount of payments made hereon by or for the undersigned, which balance may be indorsed hereon from time to time by the holder hereof.

Interest shall be charged on the unpaid principal balance of this Note to the date of maturity on a daily basis for the actual number of days any portion of the principal is outstanding, computed on the basis of a 360-day year, at the floating rate announced from time to time by the Bank as its “National Base Rate” minus one percent (1%) (the “Note Rate”). The National Bar Rate is set by the Bank, solely in its discretion, to reflect generally the rates charged by money center banks as their reference rates. Rates charged by the Bank may be at above or below the National Base Rate, as determined by the Bank as to each respective customer. Each change in the National Base Rate (or any component thereof) shall become effective, without notice to the undersigned (which notice is hereby expressly waived by the undersigned), on the effective date of each such change. Should Bank, during the term of this Note, abolish or abandon the practice of establishing a National Base Rate, then the National Base Rate used during the remaining term of this Note shall be that interest rate then the effect at Bank, which, from time to time, in the reasonable judgment of Bank, most effectively approximates the original definition of the “National Base Rate.” The undersigned acknowledges that Bank may, from time to time, extend credit to other persons at rates of interest varying from, and having no relationship to, the National Base Rate. A certificate signed by an officer of Bank shall be conclusive evidence of the National Base Rate at any given time.

Interest shall be computed on the basis of a 360—day year and shall be payable on the due date of this Note quarterly commencing with the 31st day of March, 2003, until all principal and interest hereunder have been fully paid.

The undersigned acknowledges that the undersigned has agreed to the rate of interest represented by (1) the Note Rate; (2) any compensating balance requirement of Bank; and (3) any additional charges, costs, and fees arising out of or related to the transaction of which this Note is a part, to the extent deemed to be interest under applicable law.

Upon default, all obligations under this Note (including principal, interest, costs, and fees) shall bear interest, until paid in full at the Note Rate plus a per annum rate equal to three and one half percent (3.5%).

Each and every payment due under this Note shall be made in lawful money of the United States and in immediately available funds, and when made shall be first applied to accrued costs, expenses, and fees, if any, then to interest due, and then to the reduction of the principal amount of this Note.

No provision of this Note or any other aspect of the transaction of which this Note is a part is intended to or shall require or permit the holder, directly or indirectly, to take, receive, contract for, or reserve, in money, goods, or things in action, or in any other way, any interest (including amounts deemed by law to be interest, such amounts to then be deemed to be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by applicable law in the state of Nebraska as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a court of competent jurisdiction to be provided for, the undersigned shall not be obligated to pay such excess but, if paid, then such excess shall be applied against the unpaid principal balance of this Note or, to the extent that the principal balance has been paid in full by reason of such application or otherwise, such excess shall be remitted to the undersigned.

The undersigned hereby agrees (1) to any and all extensions (including extensions beyond the original term hereof) and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of the undersigned to the holder hereof; (2) that any written modification, extension, or renewal hereof executed by the undersigned shall constitute a representation and warranty of the undersigned that the unpaid balance of principal, interest, and other sums owing hereunder at the time of such modification, renewal, or extension are owed without adjustment for any offset, counterclaim, or other defense of any kind by the undersigned against Bank; (3) that the acceptance by the holder hereof of any performance that does not comply strictly with the terms hereof shall be deemed to be neither a waiver or bar of any right of said holder, nor a release of any obligation of the undersigned to the holder hereof; (4) to offsets of any sums or property owed to the undersigned by the holder hereof at any time; (5) that the undersigned is and shall remain subject to the in personam, in rem, and subject matter jurisdiction of the courts of Nebraska (including the Federal District Court for the district of Nebraska for all purposes pertaining to this instrument and all documents and instruments executed in connection herewith, securing the same, or in any way pertaining hereto; (6) that no surety or guarantor hereof shall be required to be joined in any action brought to enforce this Note, and that the undersigned waives the right to require the joinder of the undersigned in any action to enforce the liability of a surety or guarantor hereof; (7) that this Note shall be governed by the laws of the state of Nebraska applicable to the holder hereof upon demand any and all costs, expenses, and fees (including reasonable attorney fees)

incurred in enforcing or attempting to recover payment of the amounts due under this Note, including negotiating, documenting, and otherwise pursuing or consummating modifications, extensions, compositions, renewals, or other similar transactions pertaining to this Note, irrespective of the existence of an event of default, and including costs, expenses, and fees incurred before, after, or irrespective of whether suit is commenced, and in the event suit is brought to enforce payment hereof, such costs, expenses, and fees and all other issues in such suit shall be determined by a court sitting without a jury.

The undersigned authorizes Bank to furnish any information in its possession, however acquired, concerning the undersigned (or any affiliate) to any person or entity, for the purpose that Bank, in good faith and in its sole discretion, believes to be proper, including without limitation, the disclosure of information to an actual or prospective lender to the undersigned, any actual or prospective participant in a loan between the undersigned and Bank, any prospective purchaser of securities issued or to be issued by Bank, and, to the extent permitted by law, any governmental body or regulatory agency, or in connection with the actual or prospective transfer of all or a portion of this Note to another financial institution.

The undersigned represents and warrants that the indebtedness represented by this Note is for commercial purposes only.

COMMERCIAL FEDERAL CORPORATION

By:
Its:

REVOLVING CREDIT PROMISSORY NOTE

$10,000,000	Date: December 30, 2002

For Value Received, the undersigned promises to pay on or before December 29, 2003, to the order of First National Bank of Omaha, at its headquarters office located in 1601 Dodge Street, Omaha, NE 68197 (“Bank”), or at such other place as the holder hereof may from time to time designate, the unpaid amount of all sums that have been advanced to or for the benefit of the undersigned in accordance with the terms hereof and that certain Term and Revolving Credit Agreement (“Credit Agreement”) between the undersigned and Bank, dated as of December 30, 2002. Advances evidenced by this Note shall be made in accordance with the Credit Agreement. No request for an advance will be honored if a default hereunder shall exceed the sum of Ten Million Dollars ($10,000,000). Advances pursuant to the Credit Agreement shall be made on a revolving basis and subject to the provisions thereof, the undersigned may borrow, prepay, and reborrow under the Credit Agreement from time to time, and at any time prior to the due date of this Note. TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THAT CERTAIN TERM AND REVOLVING CREDIT AGREEMENT DATED AS OF DECEMBER 30, 2002.

The unpaid balance of this Note at any time shall be the total amount advanced, plus interest accrued thereon and costs, expenses, and fees chargeable hereunder, less the amount of payments made hereon by or for the undersigned, which balance may be indorsed hereon from time to time by the holder hereof.

Interest shall be charged on the unpaid principal balance of this Note to the date of maturity on a daily basis for the actual number of days any portion of the principal is outstanding, computed on the basis of a 360-day year, at the floating rate announced from time to time by the Bank as its “National Base Rate” minus one percent (1%) (the “Note Rate”). The National Bar Rate is set by the Bank, solely in its discretion, to reflect generally the rates charged by money center banks as their reference rates. Rates charged by the Bank may be at above or below the National Base Rate, as determined by the Bank as to each respective customer. Each change in the National Base Rate (or any component thereof) shall become effective, without notice to the undersigned (which notice is hereby expressly waived by the undersigned), on the effective date of each such change. Should Bank, during the term of this Note, abolish or abandon the practice of establishing a National Base Rate, then the National Base Rate used during the remaining term of this Note shall be that interest rate then the effect at Bank, which, from time to time, in the reasonable judgment of Bank, most effectively approximates the original definition of the “National Base Rate.” The undersigned acknowledges that Bank may, from time to time, extend credit to other persons at rates of interest varying from, and having no relationship to, the National Base Rate. A certificate signed by an officer of Bank shall be conclusive evidence of the National Base Rate at any given time.

Interest shall be computed on the basis of a 360—day year and shall be payable on the due date of this Note quarterly commencing with the 31/st/ day of March, 2003, until all principal and interest hereunder have been fully paid.

The undersigned acknowledges that the undersigned has agreed to the rate of interest represented by (1) the Note Rate; (2) any compensating balance requirement of Bank; and (3) any additional charges, costs, and fees arising out of or related to the transaction of which this Note is a part, to the extent deemed to be interest under applicable law.

Upon default, all obligations under this Note (including principal, interest, costs, and fees) shall bear interest, until paid in full at the Note Rate plus a per annum rate equal to three and one half percent (3.5%).

Each and every payment due under this Note shall be made in lawful money of the United States and in immediately available funds, and when made shall be first applied to accrued costs, expenses, and fees, if any, then to interest due, and then to the reduction of the principal amount of this Note.

No provision of this Note or any other aspect of the transaction of which this Note is a part is intended to or shall require or permit the holder, directly or indirectly, to take, receive, contract for, or reserve, in money, goods, or things in action, or in any other way, any interest (including amounts deemed by law to be interest, such amounts to then be deemed to be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by applicable law in the state of Nebraska as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a court of competent jurisdiction to be provided for, the undersigned shall not be obligated to pay such excess but, if paid, then such excess shall be applied against the unpaid principal balance of this Note or, to the extent that the principal balance has been paid in full by reason of such application or otherwise, such excess shall be remitted to the undersigned.

The undersigned hereby agrees (1) to any and all extensions (including extensions beyond the original term hereof) and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of the undersigned to the holder hereof; (2) that any written modification, extension, or renewal hereof executed by the undersigned shall constitute a representation and warranty of the undersigned that the unpaid balance of principal, interest, and other sums owing hereunder at the time of such modification, renewal, or extension are owed without adjustment for any offset, counterclaim, or other defense of any kind by the undersigned against Bank; (3) that the acceptance by the holder hereof of any performance that does not comply strictly with the terms hereof shall be deemed to be neither a waiver or bar of any right of said holder, nor a release of any obligation of the undersigned to the holder hereof; (4) to offsets of any sums or property owed to the undersigned by the holder hereof at any time; (5) that the undersigned is and shall remain subject to the in personam, in rem, and subject matter jurisdiction of the courts of Nebraska (including the Federal District Court for the district of Nebraska for all purposes pertaining to this instrument and all documents and instruments executed in connection herewith, securing the same, or in any way pertaining hereto; (6) that no surety or guarantor hereof shall be required to be joined in any action brought to enforce this Note, and that the undersigned waives the right to require the joinder of the undersigned in any action to enforce the liability of a surety or guarantor hereof; (7) that this Note shall be governed by the laws of the state of Nebraska applicable to the holder hereof upon demand any and all costs, expenses, and fees (including reasonable attorney fees) incurred in enforcing or attempting to recover payment of the amounts due under this Note, including negotiating, documenting, and otherwise pursuing or consummating modifications, extensions, compositions, renewals, or other similar transactions pertaining to this Note, irrespective of the existence of an event of default, and including costs, expenses, and fees incurred before, after, or irrespective of whether suit is commenced, and in the event suit is brought to enforce payment hereof, such costs, expenses, and fees and all other issues in such suit shall be determined by a court sitting without a jury.

The undersigned authorizes Bank to furnish any information in its possession, however acquired, concerning the undersigned (or any affiliate) to any person or entity, for the purpose that Bank, in good faith and in its sole discretion, believes to be proper, including without limitation, the disclosure of information to an actual or prospective lender to the undersigned, any actual or prospective participant in a loan between the undersigned and Bank, any prospective purchaser of securities issued or to be issued by Bank, and, to the extent permitted by law, any governmental body or regulatory agency, or in connection with the actual or prospective transfer of all or a portion of this Note to another financial institution.

The undersigned represents and warrants that the indebtedness represented by this Note is for commercial purposes only.

COMMERCIAL FEDERAL CORPORATION

By:
Its: